Energy Transfer Partners Denies Validity of Government Charges
     DALLAS, July 26, 2007 — Energy Transfer Partners, L.P. (NYSE:ETP) confirmed today that the Federal Energy Regulatory Commission (the “FERC”) and the Commodity Futures Trading Commission (“CFTC”) have commenced legal proceedings against ETP. FERC claims that ETP should have obtained higher prices for its monthly physical gas sold at Houston Ship Channel primarily during the fall of 2005 following dislocations in the market arising from Hurricanes Katrina and Rita. The CFTC does not allege that ETP had any actual effect on prices or harmed either the natural gas market or any of its participants, but rather that ETP made an attempt to affect prices.
     “We believe that our business transactions during the times covered by these proceedings were conducted in a lawful and responsible manner and that no laws or regulations were violated during the course of our business,” said former FERC Commissioner Jerry J. Langdon, now Chief Administrative and Compliance Officer for Energy Transfer Partners. “We will vigorously defend our position as the legal proceedings go forward.”
     These charges are based on an untested theory that attempts to force a natural gas seller to ignore supply and demand in the market and, instead, sell natural gas at a price that the FERC believes in hindsight should have been the “right” price by comparison to prices in other markets.
     Neither the FERC nor the CFTC are making any final conclusions in these actions. The FERC itself explained that it was issuing a “Show Cause” order that represents its view of the existing record without the benefit of ETP’s response. The CFTC has filed a Complaint, which ETP will contest. ETP has answers to the questions that have been raised by both the CFTC and the FERC, and looks forward to having the opportunity to rebut both agencies’ actions.

     “Following what has been called ‘the storm of the century,’ Energy Transfer and all other market participants were confronted with uncertain market conditions,” said Langdon. “We believe these charges are misguided. The FERC asserts, despite record high prices at the time, that we should have achieved even higher prices in the wake of the hurricanes’ devastation and the significant disruptions in the natural gas market that followed. We believe that the FERC’s hindsight review of what prices should have been ignores the difficult market conditions buyers and sellers were dealing with at the time.”
Energy Transfer Partners, L.P. (NYSE:ETP) is a publicly traded partnership owning and operating a diversified portfolio of energy assets. ETP’s natural gas operations include intrastate natural gas gathering and transportation pipelines, natural gas treating and processing assets located in Texas and Louisiana, and three natural gas storage facilities located in Texas. These assets include approximately 12,200 miles of intrastate pipeline in service, with an additional 400 miles of intrastate pipeline under construction, and 2,400 miles of interstate pipeline. ETP is also one of the three largest retail marketers of propane in the U.S., serving more than one million customers across the country.
Energy Transfer Equity, L.P. (NYSE:ETE) owns the general partner of Energy Transfer Partners and approximately 62.5 million ETP limited partners units. Together ETP and ETE have a combined enterprise value of approximately $20 billion.
The information contained in this press release is available on the Partnership’s website at www.energytransfer.com.
Contacts
Investor Relations:
Energy Transfer
Renee Lorenz
214-981-0700
Media Relations:
Vicki Granado
Gittins & Granado
214-361-0400
# # #